Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2008 Earnings

April 23, 2008, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2008. Total revenue for the three months ended March 31, 2008 (“2008 Quarter”) increased 5.6% to $38,722,000 compared to $36,684,000 for the three months ended March 31, 2007 (“2007 Quarter”). Operating income, which is net income available to common stockholders before gain on property disposition, minority interests and preferred stock dividends, increased 0.6% to $11,073,000 for the 2008 Quarter compared to $11,009,000 for the 2007 Quarter. Net income available to common stockholders was $7,033,000 or $0.39 per diluted share for the 2008 Quarter, compared to net income available to common stockholders of $6,874,000 or $0.39 per diluted share for the 2007 Quarter.

Same property revenue for the total portfolio increased 4.2% for the 2008 Quarter compared to the 2007 Quarter and same property operating income increased 3.2%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 4.5% for the 2008 Quarter compared to the 2007 Quarter. The stabilization of Lansdowne Town Center produced approximately 65% of the quarter over quarter growth. Rental rate growth at several core properties produced the remainder of the shopping center operating income increase. Same property operating income in the office portfolio remained relatively stable, decreasing 0.6% for the 2008 Quarter.

www.SaulCenters.com

As of March 31, 2008, 95.4% of the operating portfolio was leased compared to 95.9% for March 31, 2007. On a same property basis, 95.3% of the portfolio was leased, compared to the prior year level of 95.9%. The 2008 leasing percentages decreased due to a net decrease of approximately 45,000 square feet of leased space. The majority of the leasing decrease, approximately 20,000 square feet, occurred in the office portfolio at Avenel Business Park where the percentage leased decreased from 99.1% in 2007 to 94.2% in 2008. There was also an 18,000 square foot decrease at South Dekalb Plaza in Atlanta, Georgia.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 3.0% to $15,919,000 in the 2008 Quarter compared to $15,457,000 for the 2007 Quarter. On a diluted per share basis, FFO available to common shareholders increased 1.5% to $0.68 per share for the 2008 Quarter compared to $0.67 per share for the 2007 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO increased in the 2008 Quarter primarily due to increased net rental income from the lease-up of Lansdowne Town Center and to a lesser extent, rental rate growth at other core properties, partially offset by an increase in general and administrative expense.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 51 community and neighborhood shopping center and office properties totaling approximately 8.2 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Real estate investments
Land	$215,421	$167,007
Buildings and equipment	709,543	673,328
Construction in progress	52,382	49,592

	977,346	889,927
Accumulated depreciation	(238,423)	(232,669)

	738,923	657,258
Cash and cash equivalents	29,007	5,765
Accounts receivable and accrued income, net	37,991	33,967
Deferred leasing costs, net	18,099	16,190
Prepaid expenses, net	2,483	2,571
Deferred debt costs, net	6,402	6,264
Other assets	6,851	5,428

Total assets	$839,756	$727,443

Liabilities
Mortgage notes payable	$554,377	$524,726
Revolving credit facility	—	8,000
Dividends and distributions payable	12,998	12,887
Accounts payable, accrued expenses and other liabilities	18,059	13,159
Deferred income	24,668	15,147

Total liabilities	610,102	573,919

Minority interests	4,347	4,745

Stockholders' equity
Preferred stock	179,328	100,000
Common stock	179	178
Additional paid-in capital	160,139	161,618
Accumulated deficit	(114,339)	(113,017)

Total stockholders' equity	225,307	148,779

Total liabilities and stockholders' equity	$839,756	$727,443

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenue
Base rent	$30,382	$29,021
Expense recoveries	7,133	6,598
Percentage rent	314	202
Other	893	863

Total revenue	38,722	36,684

Operating expenses
Property operating expenses	4,985	4,805
Provision for credit losses	183	112
Real estate taxes	4,011	3,526
Interest expense and amortization of deferred debt	8,604	8,294
Depreciation and amortization of deferred leasing costs	6,943	6,448
General and administrative	2,923	2,490

Total operating expenses	27,649	25,675

Operating income	11,073	11,009
Gain on property disposition	205	—
Minority interests	(2,148)	(2,135)

Net income	9,130	8,874
Preferred dividends	(2,097)	(2,000)

Net income available to common stockholders	$7,033	$6,874

Per share net income available to common stockholders:
Diluted	$0.39	$0.39

Weighted average common stock:
Common stock	17,767	17,415
Effect of dilutive options	176	203

Diluted weighted average common stock	17,943	17,618

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
(1)	(Unaudited)
Reconciliation of net income to funds from operations (FFO):
Net Income	$9,130	$8,874
Less: Gain on property disposition	(205)	—
Add: Real property depreciation & amortization	6,943	6,448
Add: Minority interests	2,148	2,135

FFO	18,016	17,457
Less: Preferred dividends	(2,097)	(2,000)

FFO available to common shareholders	$15,919	$15,457

Weighted average shares:
Diluted weighted average common stock	17,943	17,618
Convertible limited partnership units	5,417	5,416

Diluted & converted weighted average shares	23,360	23,034

Per share amounts:
FFO available to common shareholders (diluted)	$0.68	$0.67

Reconciliation of net income to same property operating income:
Net income	$9,130	$8,874
Add: Interest expense and amortization of deferred debt	8,604	8,294
Add: Depreciation and amortization of deferred leasing costs	6,943	6,448
Add: General and administrative	2,923	2,490
Less: Gain on property disposition	(205)	—
Less: Interest income	(67)	(95)
Add: Minority interests	2,148	2,135

Property operating income	29,476	28,146
Less: Acquisitions & developments	(418)	—

Total same property operating income	$29,058	$28,146

Total shopping centers	$22,181	$21,225
Total office properties	6,877	6,921

Total same property operating income	$29,058	$28,146

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.